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                                                                    EXHIBIT 10.2


                      FORM OF SWENSON EMPLOYMENT AGREEMENT
                      ------------------------------------


          THIS AGREEMENT is made as of this     day of
      , 1997 by and between ROCK OF AGES CORPORATION, a
Delaware corporation with a principal place of business at 369 North State Street, Concord, New Hampshire 03301 ("ROAC" or the "Company"), and Kurt M. Swenson ("Executive"), an individual residing at 336 Putney Hill Road, Hopkinton, New Hampshire 03229.

          ROAC wishes to employ Executive as President and Chief Executive Officer (the "Position"), and Executive wishes to accept such employment, subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and the covenants and agreements of the parties herein contained, ROAC and Executive agree as follows:

          1.  EMPLOYMENT.

               (a) ROAC agrees to employ Executive in the Position, and Executive accepts employment in the Position, reporting directly to the Board of Directors of ROAC (the "Board"). As President and Chief Executive Officer, Executive shall oversee and direct the operations of ROAC, and perform such other duties consistent with the responsibilities of President and Chief Executive Officer as the Board shall determine.

          2. TERM. The employment of Executive by ROAC hereunder will commence on the date (the "Commencement Date") of the consummation of ROAC's initial public offering (the "IPO") and end on the fifth anniversary of the Commencement Date, unless extended or sooner terminated as hereinafter provided (the "Term"). Commencing with the third anniversary of the Commencement Date, the Term shall automatically be extended, on each anniversary of the Commencement Date, for an additional twelve (12) months from the then current expiration date of the Term, unless either the Executive or the Company provide written notice to the other party electing not to extend the Term, such notice to be provided at least 90 days prior to the applicable anniversary date.

          3. COMPENSATION.

               (a) BASE SALARY. During the Term, ROAC shall pay Executive an annual base salary ("Base Salary") not less than $310,320 or such higher rate as may from time to time be determined by the Board,

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payable in equal monthly installments, or as otherwise required by law. The Base
Salary may be increased from time to time and, if so increased, shall not thereafter be decreased. Executive's Base Salary will be reviewed by the Board not less often than annually during the Term.

               (b) BONUS. Executive may also be awarded a bonus or bonuses from time to time during the Term at such time and in such amounts as the Board may determine in its sole discretion.


               (c) EXPENSES. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by Executive during the Term in connection with his services hereunder, including, without limitation, all travel and living expenses while away from home on business or at the request of and in the service of ROAC, provided that such expenses are incurred and accounted for in accordance with policies and procedures established by ROAC.

               (d) EQUITY BASED AWARDS. During the Term, Executive may be granted such stock, options or other equity based awards, on such terms, as the Board may determine in its sole discretion.

          4.FRINGE BENEFITS. During the Term, Executive shall be entitled to participate in such fringe benefits as, from time to time, may be applicable to ROAC's other executive officers, subject to the terms and conditions of such fringe benefit plans, including without limitation the following fringe benefits:

                     (i) medical and major medical health insurance, paid for by ROAC;

                     (ii) life insurance paid for by ROAC equal to one and one-half (1 1/2) times Executive's Base Salary (capped at $280,000 while Executive is employed hereunder and at $60,000 during retirement);

                     (iii) participation in ROAC's qualified 401(k) profit sharing plan pursuant to the terms thereof;

                     (iv) participation in ROAC's qualified defined benefits Salaried Employees Pension Plan pursuant to the terms thereof;

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                     (v) the use of an automobile comparable to the automobiles provided to other executive officers of ROAC and payment by ROAC of the costs of operation and maintenance of the automobile; and

                     (vi) vacation in accordance with ROAC's employee policies, in effect from time to time.

          5. TERMINATION OF EMPLOYMENT.

               (a) DEATH OR DISABILITY. The Executive's employment hereunder shall terminate automatically upon the Executive's death. If the Company determines in good faith that Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 15(d) of this Agreement of its intention to terminate Executive's employment hereunder. In such event, Executive's employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

               (b) TERMINATION FOR CAUSE. Subject to Section 5(e), ROAC may terminate the employment of Executive hereunder at any time for Cause. For purposes of this Agreement, "Cause" shall mean:

                    (i) the willful failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes


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     that the Executive has not substantially performed the Executive's duties,
     or

                    (ii) the willful engaging by the Executive in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the Executive's action or omission was in the best interests of the Company.

                (c) GOOD REASON. Executive shall be entitled to terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                    (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;

                    (ii) any failure by the Company to comply with any of the provisions of Sections 3 or 4 of this Agreement or any other provision hereof requiring a payment or provision of a benefit to the Executive, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                    (iii) the Company's requiring the Executive to be based at any office or location other than the Company's executive offices on the date hereof in Concord, New Hampshire or any office or location less than 35 miles from such location, or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the date hereof;

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                 (iv) any purported termination by the Company of the
Executive's employment otherwise than as expressly permitted by this Agreement;
or

                 (v) any failure by the Company to comply with and satisfy
Section 14(c) of this Agreement.

     For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

                     (d) NO LIABILITY FOR TERMINATION BY EXECUTIVE. Nothing in this Agreement shall restrict the Executive from terminating his employment with the Company hereunder (including without limitation in connection with a Change in Control (as defined herein)), and no such termination by the Executive shall be deemed a breach of this Agreement.

                     (e) NOTICE OF TERMINATION.

                         (i) Any termination of the Executive's employment hereunder by the Company for Cause or by the Executive shall be effected by Notice of Termination to the other party hereto given in accordance with
     Section 15(d) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively from asserting such fact or circumstances in enforcing the Executive's or the Company's rights hereunder.

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                         (ii) Any Notice of Termination for Cause must be given
     within sixty (60) days of the Board learning of the event(s) or circumstance(s) which the Board believes constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than fifteen days prior written notice to the Executive stating the Board's intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitute(s) Cause for termination.

               (f) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment hereunder is terminated by the Company for Cause or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, subject, in the case of termination by the Company, for Cause, to the Company's compliance with Section 5(e)(ii);
(ii) if the Executive's employment hereunder is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iii) if the Executive's employment hereunder is terminated by reason of the Executive's death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

          6.  EFFECT OF TERMINATION OF EMPLOYMENT.

               (a) IN CONNECTION WITH A CHANGE IN CONTROL. In the event of any termination of Executive's employment hereunder (x) by the Company (other than a termination due to the Executive's death, Disability or for Cause) within 12 months after a Change in Control, or prior to a Change in Control if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or in anticipation of a Change in Control, or (y) by the Execu-


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tive for any reason or no reason within 12 months after a Change in Control:

                    (i) the Company shall pay to the Executive a lump sum in cash within 5 business days after the Date of Termination the aggregate of the following amounts:

               A. the sum of (1) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the highest annual cash bonus paid to the Executive in the last three fiscal years prior to the Date of Termination or (II) the amount of any annual bonus payable but not yet paid, if any, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), in respect of the most recently completed fiscal year during the Term (the "Annualized Unpaid Bonus Amount"; the higher of (I) and (II) being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Pro Ration Fraction") and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), excluding amounts payable under the Salary Continuation Agreement between the Company and the Executive (the "Salary Continuation Agreement"), and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) being hereinafter referred to as the "Highest Accrued Obligations"), and

               B. the amount equal to the product of (1) three and (2) the sum of (x) the Executive's Base Salary and (y) the Highest Annual Bonus.

                    (ii) for 36 months after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4 of this Agreement if the Executive's


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     employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until 36 months after the Date of Termination and to have retired on the last day of such period; and

          (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

          For purposes of this Agreement, a "Change in Control" shall mean:

          (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) after the Commencement Date of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change in
Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition


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by any employee benefit plan (or related trust) sponsored or maintained by the
Company or by any corporation controlled by the Company, (4) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (A),
(B) and (C) of paragraph (iii) below, or (5) any acquisition by the Executive or his siblings, any Permitted Transferee (as defined in the Company's Amended and Restated Certificate of Incorporation as in effect on the Commencement Date) of the Executive or such siblings, any Person controlled by any such Person(s) or any group of which any such Person is a member (any of the Persons described in this clause (5) being referred to as an "Excluded Person"); or

          (ii) Individuals who, as of the Commencement Date constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the Commencement Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, other than with or to an Excluded Person (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation or other entity resulting from such Business Combination (which as used in this paragraph (iii) shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all


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of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, immediately prior to such Business Combination (B) no Person (excluding any Excluded Person, any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity and (C) at least half of the members of the board of directors or other governing body of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, unless such transaction was initiated by an Excluded Person.

          Notwithstanding the foregoing, if the Executive is entitled to receive the lump sum payment provided for in this Section 6(a), he may elect, by notice to the Company prior to receipt of such payment, to receive in lieu of such lump sum payment, either (i) a lump sum payment equal to the total amount which the Executive would be entitled to receive hereunder if his employment hereunder was terminated by the Company without Cause or by the Executive for Good Reason or
(ii) the amount referred to in clause (i) immediately above, paid over the remainder of the Term (without regard to the termination of the Executive's employment hereunder) as provided in Section 6(d).

               (b) DEATH OR DISABILITY. If Executive's employment is terminated because of Executive's death or Disability, Executive shall be entitled to (i) payment in cash in a lump sum of an amount equal to the sum of (A) the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, (B) the product of (1) the Annualized Unpaid Bonus Amount and
(2) the Pro Ration Fraction, and (C) any compensation previously


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deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in (A), (B) and (C) being referred to as the "Accrued Obligations"), payable within 30 days of the Date of Termination, (ii) payment of the Executive's Base Salary for the remainder of the Term (without regard to such termination) and (iii) timely payment and provision of Other Benefits.

               (c) CAUSE; OTHER THAN FOR GOOD REASON. If Executive's employment hereunder is terminated for Cause or is voluntarily terminated by the Executive, excluding such a termination for Good Reason, as of the Date of Termination the Company shall have no further obligations to the Executive hereunder other than for Accrued Obligations which shall be paid in a lump sum within 30 days of the Date of Termination, and the timely payment or provision of Other Benefits.

               (d) VOLUNTARY TERMINATION BY THE COMPANY OR BY THE EXECUTIVE FOR GOOD REASON. If Executive's employment hereunder is terminated by ROAC without Cause or by Executive for Good Reason, then subject to Section 6(a), Executive shall be entitled to (i) payment in cash in a lump sum of the Highest Accrued Obligations, payable within 30 days of the Date of Termination, (ii) payment of the Executive's Base Salary for the remainder of the Term (without regard to such termination) and (iii) timely payment and provision of Other Benefits.

          7. NONEXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any such plan, program, policy or practice, or any contract or agreement with the Company or any of its affiliated companies, including without limitation the Salary Continuation Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

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          8. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive (under this Agreement or otherwise) or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses (including, without limitation, of expert witnesses) which the Executive may reasonably incur (i) as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) in connection with the negotiation and preparation of this Agreement and (iii) in connection with the Executive's performance of his obligations under Section 9(c).

          9.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

               (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income


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taxes (and any interest and penalties imposed with respect thereto) and Excise
Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the amount of Excise Tax imposed upon the Payments; provided, however, that if Executive would not receive, after taking into account all such payments (including the Gross-Up Payment), a net after tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments to an amount (the "Reduced Amount") such that the receipt of the Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be paid and the Payments, in the aggregate, will be reduced to the Reduced Amount.

               (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to ROAC and Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by ROAC. In the event of a conflict of interest, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be paid solely by ROAC. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by ROAC to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon ROAC and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by ROAC should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that ROAC exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Under-


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payment that has occurred and any such Underpayment shall be promptly paid by
ROAC to or for the benefit of the Executive.

               (c) The Executive shall notify ROAC in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by ROAC of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty business days after the Executive is informed in writing of such claim and shall apprise ROAC of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to ROAC (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If ROAC notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) give ROAC any information reasonably requested by ROAC and available to the Executive relating to such claim;

                    (ii) take such action in connection with contesting such claim as ROAC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by ROAC;

                    (iii) cooperate with ROAC in good faith in order effectively to contest such claim; and

                    (iv) permit ROAC to participate in any proceedings relating to such claim;

provided, however, that ROAC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 9(c), ROAC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative


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appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as ROAC shall determine; provided, however, that if ROAC directs the Executive to pay such claim and sue for a refund, ROAC shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, ROAC's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.

               (d) If, after the receipt by the Executive of an amount advanced by ROAC pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to ROAC's complying with the requirements of Section 9(c) promptly pay to ROAC the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by ROAC pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and ROAC does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          10. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts or benefits otherwise payable or to be provided to the Executive under this Agreement.

          11. NON-SOLICITATION OF EMPLOYEES, CLIENTS AND CUSTOMERS. During the Term, and for the period, if any, of Executive's non-competition covenant set forth in Section 12 hereof following the termination of the Executive's employment hereunder, Executive agrees not to, on his own behalf or on behalf of any other Person, directly or indirectly, solicit or induce any client, customer, employee or sales representative of Company, or of any of the Company's direct or indirect subsidiaries, affiliates, parent or their respective successors and assigns (the "ROAC Corporate Group"), to stop doing business with or to leave any of said companies for any reason whatsoever or to hire any of their employees.

          12. NON-COMPETITION. The Company and the Executive acknowledge that
(i) the Company and the ROAC Corporate Group are currently engaged in the business of quarrying, manufacturing, marketing and selling granite memorials and other granite products at wholesale and at retail (herein referred to as the "Restricted Business", it being understood and agreed, however, that "Restricted Business" shall not include the curb and landscape business of Swenson Granite (as defined herein) substantially as conducted on the Commencement Date), (ii) the Company and the ROAC Corporate Group are engaged in the Restricted Business in all of the states of the United States and in all of the provinces of Canada (the territory of all such states and provinces is referred to herein as the "Restricted Territory") and (iii) the Company has entered into this Agreement with the Executive to secure the Executive's services in order to expand and grow the Restricted Business in the Restricted Territory. Accordingly, as a material and essential inducement to the Company to enter into this Agreement and in consideration of Company's agreements with the Executive hereunder, the Executive agrees that during the Term and, if the Executive's employment hereunder is terminated due to the Executive's Disability, by the Company for Cause or by the Executive other than for Good Reason pursuant to
Section 5(c) and other than in connection with a Change in Control as contemplated by Sections 5(d) and 6(a), then, subject to the further provisions of this Section 12, for a period of two (2) years after the Date of Termination, the Employee will not, in the Restricted Territory, directly or indirectly, in any manner whatsoever:

          (a) compete with Company, its successor and assigns, or the ROAC Corporate Group, its successors and assigns, in the Restricted Business;

          (b) engage in the Restricted Business, except as an employee of the Company or the ROAC Corporate Group;

          (c) have any ownership interest in (other than the ownership of less than five percent (5%) of the ownership interests of a company whose stock or other ownership interests are publicly traded) any business entity which engages, directly or indirectly, in the Restricted Business in the Restricted Territory except for any ownership interest owned by the Executive during the Term, and after termination of Executive's employment hereunder, in the Company, any member of the ROAC Corporate Group or Swenson Granite Company, Inc. and its successors and assigns ("Swenson Granite");

          (d) contract, subcontract, work for, solicit work from, solicit Company or ROAC Corporate Group employees for, or solicit customers for, advise or become affiliated with, any business entity which engages in the Restricted Business in the Restricted Territory except as an employee of Company or of the ROAC Corporate Group; or

          (e) lend money or provide anything of value to any entity which engages in the Restricted Business in the Restricted Territory.

     The term "compete" as used in this Section 12 means engage in competition, directly or indirectly, either as an owner (except as permitted above), agent, member, consultant, partner, sole proprietor, stockholder, or any other ownership form or other capacity; provided that "compete" shall not include the Executive, and nothing contained herein shall prohibit the Executive from, (i) continuing to have an ownership interest in Swenson Granite, (ii) serving on Swenson Granite's Board of Directors or equivalent governing body (including as the Chairman thereof) as a non-employee member thereof so long as, during the Term, the Executive has no material involvement in the day-to-day management or affairs of Swenson Granite, or (iii) serving as an employee, officer or director of, or consultant to, Swenson Granite after the Date of Termination so long as during the period of such service, if the Executive's non-competition covenant set forth in this Section 12 is in effect, Swenson Granite is not engaged in the Restricted Business.

     While the restrictions as set forth herein are considered by the parties hereto to be reasonable in all circumstances, it is recognized that any one or more of such restrictions might fail for unforeseen reasons. Accordingly, it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as unreasonable in all circumstances for the protection of the Company and the ROAC Corporate Group and their interests, but would be valid if part of the wording thereof were deleted, the period thereof reduced, or the range of activities or area dealt with reduced in scope, such restrictions shall apply with the minimum modification as may be necessary to make them valid and effective, while still affording to Company and the ROAC Corporate Group the maximum amount of protection contemplated thereby.

     The Executive represents that he has carefully reviewed the non-competition covenants set forth in this Section 12 and has determined that these covenants will not impose undue hardship, financial or otherwise, on the Executive; that its Restrictive Territory and duration will not impose a hardship on the Executive; that it protects Company's and the ROAC Corporate Group's legitimate interests in their investment in the Executive and their Restricted Business; and that in the Executive's opinion the Executive not being able to compete in the Restrictive Territory for the duration of this covenant will not be injurious to the public interest.

     The Executive agrees that breach of his covenants in this Section 12 will cause irreparable harm to Company and the ROAC Corporate Group.

          13. LOYALTY. During the Term, Employee shall devote his full time and best efforts to the performance of his employment under this Agreement. During the Term, Employee shall not at any time or place whatsoever, either directly or indirectly, engage in the Restricted Business or any other profession or active business to any extent whatsoever, except on, pursuant to or as permitted by the terms of this Agreement, or with the prior written consent of Company. Employee agrees that he will not, while employed hereunder, do any unlawful acts or engage in any unlawful habits or usages which injure, directly or indirectly, Company and its business or the ROAC Corporate Group and its businesses.

          14.  SUCCESSORS.

               (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs and legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, recapitalization or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

          15.  MISCELLANEOUS.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) The descriptive headings of the several sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

               (c) If any provision of this Agreement shall be held invalid or unenforceable according to law, such provision shall be deemed modified to the extent necessary to bring it within the legal requirements. Any such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, and such remaining provisions shall continue in full force and effect.

               (d) Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given
(i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service for next business day delivery, fee prepaid, return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also delivered under (i), (ii) or (iii) above within three days thereafter. Any such notice or communication shall be directed to a party at its address (or facsimile number) set forth below or at such other address (or facsimile number) as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

     To ROAC:
     --------

          Rock of Ages Corporation
          369 North State Street
          Concord, New Hampshire  03302
          Attention:  Chairman of the Compensation
            Committee of the Board of Directors
          Facsimile:  (603) 225-4801
     with copies to:

          John R. Monson, Esquire
          Wiggin & Nourie, P.A
          20 Market Street
          Post Office Box 808
          Manchester, New Hampshire  03105-0808
          Facsimile:  (603) 623-8442; and

          Skadden, Arps, Slate, Meagher & Flom LLP
          One Beacon Street
          31st Floor
          Boston, Massachusetts  02108-3194
          Attention:  Kent A. Coit, Esq.
          Facsimile:  (617) 573-4822

     To the Executive:
     -----------------

          Kurt M. Swenson
          336 Putney Hill Road
          Hopkinton, New Hampshire 03229
          Facsimile:  (603) 225-4801

               (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (f) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation the right of the Executive to terminate employment following a Change in Control pursuant to Section 5(a) or for Good Reason pursuant to Section 5(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               (g) This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, representations and warranties of the parties as to the subject matter hereof.

               (h) This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on the party against which such amendment or waiver is sought to be enforced only if such amendment or waiver is set forth in a writing executed by such party.

               (i) This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute a single instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.





                                           ---------------------------
                                              Kurt M. Swenson


                                           ROCK OF AGES CORPORATION



                                           By:
                                              ------------------------
                                              Name:
                                              Title:


















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